Exhibit 10.14

AGREEMENT FOR CONSULTING AND PROFESSIONAL SERVICES

BETWEEN

GEOVIC, LTD.

AND

WASHINGTON GROUP INTERNATIONAL, INC.

THIS AGREEMENT (“Agreement”) for Consulting and Professional Services, (together with the Attachments hereto) is dated and effective as of June 30, 2006 (the “Effective Date”), is hereby made and entered into by and between Geovic, Ltd. a Wyoming corporation, (hereinafter “Client”) having a place of business located at 743 Horizon Court, Suite 300A, Grand Junction, Colorado USA 81506, and Washington Group International, Inc., an Ohio corporation (hereinafter “Consultant”) having a place of business located at 7800 East Union Avenue, Suite 100, Denver CO 80237 (each a “Party” and collectively, the “Parties”).

For and in consideration of the mutual covenants and agreements contained herein, the Parties agree as follows:

1. SERVICES TO BE RENDERED

Consultant agrees to undertake and perform certain consulting and professional engineering services (“Services”) in accordance with the terms and conditions contained herein, as may be requested by Client from time to time.

The Services to be performed and the schedule for performance for each task shall be described in one or more letters issued to Consultant by Client, the form of which is attached hereto as Attachment A (“Work Authorization”). A Work Authorization shall be valid and binding upon the Parties only if accepted in writing by Client and Consultant.

2. PAYMENTS FOR SERVICES

In consideration for providing Services as specified in any Work Authorization issued hereunder, and unless otherwise specified in the applicable Work Authorization, the Client shall pay Consultant in United States Dollars on either a Fixed Price or Cost Plus Pricing basis as identified and defined in the Work Authorization.

Consultant shall render invoices twice monthly. The amount invoiced on a Fixed Price Work Authorization will be based on the estimated portion of the Services provided during the applicable billing period. Invoices for Cost Plus Pricing will include the costs associated with the Services performed the previous bi-weekly period. Payment terms will be 100% net fifteen (15) days from the date of the invoice on all invoiced amounts. Client shall notify Consultant within five (5) business days after receipt of an invoice if it disputes all or some element of the invoice. Client and Consultant shall promptly attempt to effect a resolution of any dispute. Notwithstanding the foregoing, Client shall pay the undisputed portion of any invoice. Client may withhold payment of only that portion of an invoice disputed by Client in good faith until the dispute has been resolved.

Should Client fail to pay Consultant all amounts under an invoice when such amounts are due, Consultant may, at its option and upon the provision of ten (10) days written notice to Client, suspend its performance of Services under one or more Work Authorizations. Consultant shall not be required to resume performance of suspended Services until such time as all past due amounts have been paid by Client. If such a suspension of Services occurs, delays in performance of any of the Services, or any of Consultant’s other obligations under a Work Authorization, or increases Consultant’s costs of performance, the applicable Work Authorization will, prior to Consultant’s resumption of performance of Services, be equitably adjusted to extend Consultant’s time for performance of the delayed Services or other obligations sufficient to overcome the effects of such delay and/or to increase Consultant’s compensation to reflect its increased costs of performance. In the event any payment is not received within thirty (30) calendar days from the due date of such payment, Consultant may, at its sole discretion, terminate any one or more outstanding Work Authorization(s) and immediately recover all monies earned to date including but not limited to any expenses incurred associated with any suspension and/or termination and any and all costs associated with cancellation of Consultant’s vendors and subcontractors.

All late payments shall be subject to interest at a rate of one percent per month.

Consultant shall be responsible for all reporting and payment obligations with respect to Consultant’s personnel relating to worker’s compensation insurance, Social Security, state and federal unemployment insurance, medical-hospital insurance, salary continuation insurance, pension plan costs, and pro rata allowances for vacation and sick leave pay, as well as all other employee benefit programs.

Consultant may request an advance payment at its option under a given Work Authorization.

3. CONFIDENTIALITY

For a period commencing with the disclosure of any confidential information under this Agreement and/or a Work Authorization(s) and ending on the second anniversary such disclosure was first made, Consultant and Client each agree not to disclose to third parties, including also subcontractors and vendors, any information that is identified as confidential in writing on the materials made available to the other Party hereunder (or, if not in writing, which is reduced to writing and identified thereon as confidential within fifteen (15) days following first disclosure) without: (1) the prior written consent of the disclosing Party, and (2) fulfilling such conditions as the disclosing Party may reasonably prescribe. This shall include such information received from a Party or from such Party’s subcontractors, agents, or suppliers. The above restrictions shall not apply with respect to:

a.	information which at the time of disclosure is generally available to the public;
b.	information which after disclosure becomes generally available to the public by publication or otherwise other than as a result of a violation of this Article;
c.

written information which was in the Party's possession prior to first disclosure hereunder and which was not acquired under an obligation of confidentiality directly or indirectly from the disclosing Party;

d.

information received by the Party after the time of first disclosure hereunder from a third party without notice to the receiving Party of any obligation of confidentiality or other restrictions with respect to use thereof; or

e.	information which is independently developed by the receiving Party hereunder,
f.	information which is required by appropriate legal authority to be disclosed (but only to the extent of such requirement).

Client and Consultant agree that in the event of a breach of the confidentiality provisions in this Article 3, the disclosing Party shall be entitled to equitable relief, including injunctive relief and specific performance.

4. RESPONSIBILITY FOR SERVICES

Consultant warrants that any consulting and professional engineering Services performed by it under a Work Authorization shall be performed in accordance with that degree of care and skill ordinarily exercised by members of the engineering profession applicable to the Services. Consultant’s sole liability to Client for any non-conforming Services shall be to reperform the non-conforming or defective Services, written notice of which must be promptly given by Client to Consultant. Consultant’s obligation for reperformance of non-conforming Services as set forth in the immediately preceding sentence shall extend for a term commencing at the substantial completion of such Services under a Work Authorization and ending one year later.

     Consultant may rely upon and use in the performance of any Services information supplied to it by Client without independent verification and Consultant shall not be responsible for defects in its Services attributable to its reliance upon or use of such information.

THE WARRANTIES SET FORTH IN THIS ARTICLE 4 ARE EXCLUSIVE, AND IN LIEU OF ANY AND ALL OTHER WARRANTIES RELATING TO THE SERVICES, WHETHER STATUTORY, EXPRESS OR IMPLIED, AND CONSULTANT DISCLAIMS ANY SUCH OTHER WARRANTIES, INCLUDING BUT NOT LIMITED TO ANY AND ALL WARRANTIES OF MERCHANTABILITY AND/OR FITNESS FOR A PARTICULAR PURPOSE AND ANY AND ALL WARRANTIES ARISING FROM COURSE OF DEALING AND/OR USAGE OF TRADE. ANY OTHER STATEMENTS OF FACT OR DESCRIPTIONS EXPRESSED IN THE AGREEMENT OR ANY WORK AUTHORIZATION SHALL NOT BE DEEMED TO CONSTITUTE A WARRANTY OF THE SERVICES OR ANY PART THEREOF. CONSULTANT’S REPERFORMANCE OF DEFECTIVE OR NON-CONFORMING SERVICES THROUGH THE ONE YEAR PERIOD PROVIDED FOR IN THIS ARTICLE 4 SHALL CONSTITUTE COMPLETE FULFILLMENT OF, AND CLIENT’S EXCLUSIVE REMEDY FOR, ALL THE LIABILITIES OR RESPONSIBILITIES OF CONSULTANT TO CLIENT FOR NON-CONFORMING OR DEFECTIVE SERVICES, WHETHER THE CLAIMS OF CLIENT ARE BASED ON DELAY, CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY, WARRANTY, INDEMNITY, ERROR AND OMISSION OR ANY OTHER CAUSE WHATSOEVER.

5. QUALITY ASSURANCE

The performance by Consultant of any quality assurance, vendor assurance, project management, construction management, or other third party supervisory or advisory services as part of Consultant’s Services under a Work Authorization shall not constitute an assumption by Consultant of the obligations of Client or its other contractor, vendors or suppliers. Client shall defend Consultant against any claim, suit or proceeding asserted by one of its other contractors, vendors or suppliers and indemnify, defend and save Consultant harmless from liability for any loss sustained by such contractor, vendor or supplier in connection with any such quality assurance, vendor assurance, project management, construction management, or other third party supervisory or advisory services.

6. INSURANCE

Upon Client’s written request, Consultant shall effect and maintain during the performance of Services under a Work Authorization the following insurance coverages:

a) Workers’ Compensation for statutory limits in compliance with the applicable state and federal laws, and Employer’s Liability with a limit of $1,000,000;

     b) Comprehensive General Liability including Products and Completed Operations, Contractual Liability and Broad Form Property and Personal Injury Liability with a combined single limit of $1,000,000 per occurrence and in the aggregate;

     c) Automobile Liability Insurance with a combined single limit of $1,000,000 for bodily injury and property damage with respect to vehicles either owned, non-owned, and leased by Consultant in the performance of Services under the Agreement.

In the event Consultant performs Services under any Work Authorization in connection with a project for which Client or another party with which Client has contracted obtains all risk or builder’s risk property insurance, Client, as the case may be, shall name, or shall cause such other party to name, Consultant as an additional insured on such all risk or builder’s risk property insurance. Client acknowledges that Consultant has an insurable interest in such all risk or builder’s risk property insurance.

If requested, Client and Consultant shall each furnish to the other duly executed certificates of insurance, indicating that policies with respect to the aforementioned insurance have been issued and that such policies contain provisions regarding prior notification of cancellation.

Consultant and Client each waive all rights of recovery against a loss occurring to property of the other, to the extent that such waivers do not invalidate the property insurance of either.

7. INDEMNITY

Consultant shall indemnify, defend and save Client, its officers, directors, employees affiliates harmless from any loss, cost or expense claimed by third parties for property damage and/or bodily injury, including death, to the proportionate extent such loss, cost or expense arises from the negligence or willful misconduct of Consultant, its employees or affiliates in connection with the Services.

Client shall indemnify, defend and save Consultant, its officers, directors, employees affiliates harmless from any loss, cost or expense claimed by third parties for property damage and/or bodily injury, including death, to the proportionate extent such loss, cost or expense arises from the negligence or willful misconduct of Client its employees or affiliates in connection with the Services.

Notwithstanding any other provision contained elsewhere in this Agreement to the contrary, Client shall be liable for and indemnify, defend, and save Consultant, its officers, directors, employees and affiliates harmless from and against any and all claims (including, without limitation, all penalties, attorney’s fees, fines and administrative or civil sanctions arising out of or related to such claim), losses, costs, expenses, judgments, damages (including incidental, consequential, indirect and special damages), penalties, and liabilities of any kind or nature whatsoever, suffered as a result of, or arising out of, or in connection with, investment decisions of Client or third parties in reliance upon the results of the Services.

The indemnity and save harmless obligations of Consultant and Client under this Article 7 shall not apply with respect to any radioactive, hazardous, polluted, toxic, or contaminated substances or materials, as Consultant’s and Client’s rights and obligations with respect thereto are set forth in Article 10.

8. WAIVER OF CONSEQUENTIAL DAMAGES

Notwithstanding any other provision to the contrary in this Agreement or a Work Authorization, neither Client nor Consultant shall be liable, whether based on contract, tort, negligence, strict liability, warranty, indemnity, error and omission or any other cause whatsoever, for any consequential, special, incidental, indirect, punitive or exemplary damages, or damages arising from or in connection with loss of power, loss of use, loss of revenue or profit (actual or anticipated), loss by reason of shutdown or non-operation, increased cost of construction, cost of capital, cost of replacement power or customer claims, and Consultant hereby releases Client and Client hereby releases Consultant from any such liability; provided, however, that the limitation of liability in this Article 8 shall not apply with respect to Client’s indemnity and save harmless obligations to Consultant under Article 10, and shall not affect Client’s obligation to pay Consultant as required under this Agreement for performance of the Services under a Work Authorization.

9. LIMITATION OF LIABILITY

Notwithstanding any other provision to the contrary in this Agreement or a Work Authorization, in no event shall the total cumulative aggregate liability of Consultant resulting from, arising out of or in connection with the performance or nonperformance of any or all Services or other obligations under a Work Authorization, whether based on delay, contract, tort, negligence, strict liability, warranty, indemnity, error and omission or any other cause whatsoever exceed fifty percent (50%) of the fee paid Consultant pursuant to such Work Authorization or extend beyond the expiration of the warranty period for the Services performed under the Work Authorization. The remedies stated in the Agreement are Client’s sole and exclusive remedies for any failure by Consultant to comply with the obligations.

10. HAZARDOUS SUBSTANCES

Notwithstanding any other provision to the contrary in this Agreement or a Work Authorization, Client shall indemnify, defend and save Consultant and its affiliates, consultants, agents, subcontractors and suppliers of any tier, and any and all employees, officers, directors of any of the foregoing, if any, from and against any and all claims (including, without limitation, all penalties, attorney’s fees, fines and administrative or civil sanctions arising out of or related to such claim), losses, costs, expenses, judgments, damages (including incidental, consequential, indirect and special damages), penalties, and liabilities of any kind or nature whatsoever (collectively “Losses”), suffered as a result of, or arising out of, or in connection with, the performance of the Services and relating to the regulation and/or protection of the environment, including, without limitation, Losses incurred in connection with characterization, handling, transportation, storage, removal, remediation, disturbance or disposal of radioactive, hazardous, polluted, toxic, or contaminated substances and materials, whether above or below ground and not brought to a Client site or other proposed project site by Consultant in the performance of the Services without Client’s approval.

Consultant shall indemnify, defend and save Client harmless from and against any direct loss or liability sustained by Client to the proportionate extent such loss or liability arises from Consultant’s negligence or willful misconduct in the handling of any radioactive, hazardous, polluted, toxic or contaminated substances or materials but only when such radioactive, hazardous, polluted, toxic or contaminated substances or materials are brought to a Client site or other proposed project site by Consultant in the performance of the Services and not at the direction of Client.

Client shall at all times retain exclusive control over and final approval of and shall be solely responsible for evaluation, implementation and all other decisions relating to environmental laws, rules and regulations and the characterization, removal, remediation, transportation, disturbance or disposal of radioactive, hazardous, polluted, toxic, or contaminated substances and materials, whether above or below ground.

11. CHANGES

The Parties may from time to time by mutual agreement seek to modify, extend or enlarge the Services under a Work Authorization (“Change Order”). In the event the Parties agree to a Change Order for additional Services, or to make other modifications to the Services, Consultant’s compensation, the schedule and any other relevant terms and conditions, the relevant Work Authorization shall be equitably adjusted prior to performance of such Services.

12. INDEPENDENT CONSULTANT

Consultant is an independent contractor. Neither Consultant, nor any of its employees, are or shall be deemed to be agents or employees of Client. Consultant has sole authority and responsibility to employ, discharge or otherwise control its employees.

13. OWNERSHIP OF DOCUMENTS

Consultant grants to Client a non-transferable, irrevocable and perpetual royalty-free license to retain and use all work products delivered to Client for any purpose in connection to a Work Authorization and Client’s associated project upon full payment by Client for Consultant’s Services. Client also may use such work product for other purposes with Consultant’s written consent.

14. TERMINATION/SUSPENSION

Client shall have the right to terminate any one or more Work Authorization(s) prior to completion of the Services after delivery of fifteen (15) days written notice to Consultant, in which event, Client shall pay Consultant all amounts for Services performed up to the effective date of termination plus Consultant’s reasonable costs of complying with such termination, including termination payments to vendors and subcontractors and all expenses of demobilization. Client’s sole and exclusive right to terminate Consultant’s performance of Services under one or more Work Authorizations prior to the completion of such Services is as provided in this Article 14 and Consultant’s sole and exclusive remedy for such termination shall be as provided in this Article 14.

Client may, at any time, suspend performance of all or any part of the Services by giving five (5) days written notice to Consultant. Such suspension may continue for a total cumulative aggregate period of up to thirty (30) calendar days after the effective date of suspension during which period Client may request, in writing, Consultant to resume performance of the Services. If, at the end of said thirty (30) day period, Client has not required a resumption of the Services, that portion of the Services which has been under such suspension may then automatically be deemed terminated by Consultant unless Client and Consultant have agreed in writing to a further extension of the suspension period. If a suspension of Services by Client delays Consultant’s performance of any of the Services or any of its other obligations under a Work Authorization, or increases Consultant’s costs of performance, the applicable Work Authorization will, prior to Consultant’s resumption of performance of suspended Services, be equitably adjusted to extend Consultant’s time for performance of the delayed Services or other obligations sufficient to overcome the effects of such delay and/or to increase Consultant’s compensation to reflect its increased costs of performance.

15. FORCE MAJEURE

Any delay or failure of Consultant in performing its required obligations hereunder shall be excused if and to the extent such delay or failure is caused by a Force Majeure Event. A “Force Majeure Event” means an event due to any cause or causes beyond the reasonable control of Consultant and shall include, but not be limited to, acts of God, strike, labor dispute fire, storm, flood, windstorm, unusually severe weather, sabotage, embargo, terrorism, energy shortage, accidents or delay in transportation, accidents in the handling and rigging of heavy equipment, explosion, riot, war, court injunction or order, delays by acts or orders of any governmental body or changes in laws or government regulations or the interpretations or application thereof or the acts or omissions of the Client or its other contractors, vendors or suppliers. In the event of a Force Majeure Event, Consultant shall receive an equitable adjustment extending Consultant’s time for performance for such Services sufficient to overcome the effects of any delay, and an increase(s) to Consultant’s compensation sufficient to account for any increased cost in performance or loss or damage suffered by Consultant.

16. SECONDED EMPLOYEES

Notwithstanding any other provision to the contrary in this Agreement or a Work Authorization, when Consultant provides individual(s) to Client that perform Services under the supervision, direction and control of Client under a Work Authorization (hereinafter “Seconded Employees”), the Seconded Employees shall be advised by Client of all office, Project and facility rules, regulations, and safety procedures. The Services performed by the Seconded Employees shall be based on information furnished by Client, and the Seconded Employees shall be entitled to rely upon such information and direction as being correct, accurate and appropriate. Consultant shall retain no right to supervise, direct or control the Seconded Employees with respect to their performance of Services and all such supervision, direction and control shall come from Client. Therefore Consultant does not warrant any or all of the Services by Seconded Employees, and any and all statutory, express or implied warranties (including but not limited to any and all warranties of merchantability and/or fitness for a particular purpose and all warranties arising from course of dealing and usage of trade) of or for any or all such Services are expressly disclaimed as a condition precedent to the receipt of such Services, and neither Consultant nor any of the Seconded Employees shall have any liability to Client or to any third party(ies) for injuries or alleged injuries to persons (including death), or for damages or alleged damages to property, including but not limited to Client’s property, arising out of or in connection with the Services of the Seconded Employees, regardless of whether based upon delay, contract, tort, negligence, strict liability, warranty, indemnity, error and omission or any other cause whatsoever. In the event that any such liability is ever actually or threatened to be borne by or imposed upon Consultant or any of the Seconded Employees, Client shall indemnify, defend and save Consultant and such Seconded Employees harmless from and against any and all such liability, regardless of whether based upon delay, contract, tort, negligence, strict liability, warranty, indemnity, error and omission or any other cause whatsoever.

17. TERM

Unless otherwise specified, the term of this Agreement shall be no more than two (2) years from the effective date, subject to earlier termination as herein provided.

18. GENERAL

a)

Client and Consultant each represents and warrants that this Agreement has been duly authorized, executed and delivered and constitutes its binding agreement enforceable against it. This Agreement and any executed Work Authorizations supersede all prior written and/or oral contracts and agreements that may have been made or entered into between Client and Consultant regarding the subject matter hereof, including but not limited to any and all proposals, oral or written, and all communications between the Parties relating to this Agreement or any Work Authorization(s), and constitute the entire agreement between the Parties hereto with respect to the subject matter hereof.

b)

This Agreement and Work Authorization(s) may not be assigned by Consultant or Client in any way, including by operation of law, unless otherwise mutually agreed to in writing, any such attempted non-authorized assignment shall be null and void and of no force or effect.

c)

Any cost opinions or estimates provided by Consultant will be on a basis of experience and judgment, but since Consultant has no control over market conditions or bidding procedures, Consultant cannot and does not warrant that bids, ultimate construction cost, or project economics will not vary from these opinions or estimates. Neither this Agreement nor any of the Services provided hereunder shall constitute or provide for, and Consultant shall not be considered to have rendered, any legal or financial opinion(s) regarding the feasibility of this project or any other or regarding any other matter.

d)

Notices shall be effective hereunder as follows only if in writing and addressed to the person designated in this provision: (1) upon delivery, if delivered personally to the person; (2) upon transmission, if transmitted to the facsimile number of the person; and (3) upon posting, if by first class or overnight mail (postage prepaid). The persons for each Party to whom notices are to be delivered are as follows:

Geovic, Ltd. 743 Horizon Court, Suite 300A Grand Junction, Colorado USA 81506 Attention: Mr. David Beling, Executive Vice President/COO Facsimile: 970-256-9241

[Washington Group Entity] 7800 East Union Avenue, Suite 100 Denver CO 80237 Attention: Vladimir Zbranek, Project Manager Facsimile: 303-843-3063

e)

All contract issues and matters of law will be adjudicated in accordance with the laws of the State of Colorado, excluding any provisions or principles thereof, which would require the application of the laws of a different jurisdiction.

f)

The terms and conditions of this Agreement shall prevail, notwithstanding any variance with any purchase order or other written instrument submitted by Client whether formally rejected by Consultant or not. This Agreement may be modified only by amendment when signed by each Party. In the event that any one or more of the provisions of this Agreement shall be found to be illegal or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect, and such term or provision shall be deemed stricken to the extent and in the jurisdictions necessary for compliance with applicable law.

g)	Nothing in this Agreement shall be construed to give any rights or benefits to anyone other than the Client or Consultant.

h)	The headings in this Agreement are for convenience only, and shall not affect the interpretation hereof.

i)

The provisions under Articles 3, 4, 7, 8, 9, 10, 14, 16, 17, 18 and 19 and any other provisions of this Agreement and/or Work Authorization(s) providing for limitation of or protection against liabilities between the Parties hereto shall survive termination of the Agreement and/or completion of the Services hereunder.

j)

It is understood and agreed that any delay, waiver or omission by Consultant or Client to exercise any right or power arising from any breach or default by Client or Consultant in any of the terms, provisions or covenants of this Agreement or any Work Authorization shall not be construed to be a waiver by Consultant or Client of any subsequent breach or default of the same or other terms, provisions or covenants on the part of Consultant or Client.

k)

A word or expression defined in this Agreement containing capital letter(s) shall be identified, in any section of this Agreement where the entire text is printed in block capital letter, by such word or expression being underlined.

19. NON-US TAXES

This Agreement is entered into in the United States, is to be performed in the United States, notwithstanding the fact that some personnel may visit Cameroon from time to time for the purpose of consulting with the Client as detailed herein. It is expressly agreed by both Parties that the payment provisions in this Agreement are premised on the fact that Consultant shall not be considered by the Cameroon Government as doing business in Cameroon and that the Consultant will not be subject to any corporate registration or tax requirements because of the Services performed hereunder. However, should the Cameroon Government treat the Consultant as doing business in Cameroon and require the Consultant to register or pay taxes including income and profit, then all subject resulting penalties, interest, taxes, fees and other costs of all duties, imports, certificates and licenses imposed by Cameroon or by its political subdivisions shall be either paid by Client on Consultant’s or its personnel’s behalf or fully reimbursable. Specific taxes and duties covered within the meaning of this Article include, but are not limited to vehicle taxes, import taxes, statistical and surveillance taxes, duties, fees, export tax or purchase taxes, turnover taxes, value added tax, sales tax, tax on transport tickets, corporate income and profit taxes, personal income taxes for Consultant personnel, special taxes or withholding taxes or bonds on salaries paid to United States Nationals, withholding tax on remittance of dividends, profits on loan interest, gross receipt taxes and withholding for any such taxes The cost of the above taxes is not included within the price, stipulated in the applicable Work Authorization of this Agreement.

20. EXPORT CONTROLS

The Parties recognize that Consultant is subject to the Export Regulations of the United States of America regarding export of certain technical data from the United States. Client agrees that it will not export, either directly or indirectly, any information or data received from Consultant in connection with Consultant’s services or the direct product thereof to any country in contravention of said Export Regulations, or which, if done by Consultant, would violate the laws of the United States of America.

21. FOREIGN CORRUPT PRACTICES

Client and its officers, employees, representatives, consultants, and subcontractors affirm that they have not and agree that they will not, in connection with the transactions contemplated by this Agreement or in connection with any other business transactions involving this Agreement make or promise to make any payment or transfer any thing of value, directly or indirectly, (i) to any government official or employee (including employees of government corporations), (ii) to any political party, official of a political party or candidate (or to an intermediary for payment to any of the foregoing), (iii) to any officer, director, employee, or representative of any actual or potential customer, (iv) to any officer, director, or employee of customer or any of its affiliates, or (v) to any other person or entity if such payment or transfer would violate the laws of the country in which made or the laws of the United States. It is the intent of the Parties that no payments or transfers under this Agreement shall constitute an acceptance of or acquiescence in extortion, kickbacks or unlawful or improper means of obtaining business. This Article 21 shall not, however, prohibit normal and customary business entertainment or the giving of business mementos of nominal value. In order to effect the purposes of this Article 21, the Client agrees to, and cause their relevant employees to, execute appropriate affidavits as to the past and future compliance of the Client to the foregoing.

22. ATTACHMENTS

Attachments A, B and C, which are attached hereto, are incorporated by this reference into this Agreement as if fully set forth herein.

Attachment A – Work Authorization
Attachment B – Schedule of Charges
Attachment C – Travel and Temporary Assignment Policy
Attachment D – Consultant’s Proposal and Preliminary Scope of Work

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, effective as of the Effective Date.

GEOVIC, LTD.

By:_________________________________________________
      (Signature)

Name:_______________________________________________
      (Printed)

Title:______________________________________________

WASHINGTON GROUP INTERNATIONAL, INC.

By:_________________________________________________
      (Signature)

Name:_______________________________________________
      (Printed)

Title:______________________________________________